As filed with the Securities and Exchange Commission on June 26, 2007
Registration No. 333-141740

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

COMSCORE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7389	54-19555550
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11465 Sunset Hills Road
Suite 200
Reston, Virginia 20190
(703) 438-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Magid M. Abraham, Ph.D.
President and Chief Executive Officer
comScore, Inc.
11465 Sunset Hills Road
Suite 200
Reston, Virginia 20190
(703) 438-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq. Robert G. Day, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304	Christiana L. Lin, Esq. General Counsel comScore, Inc. 11465 Sunset Hills Road, Suite 200 Reston, Virginia 20190 Telephone: (703) 438-2000 Facsimile: (703) 438-2051	Andrew J. Pitts, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1000 Facsimile: (212) 474-3700
Mark R. Fitzgerald, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 1700 K Street, N.W., Fifth Floor Washington, D.C. 20006 Telephone: (202) 973-8800 Facsimile: (202) 973-8899

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of each Class of	Amount to be	Offering Price per	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Share(2)	Price(2)	Fee(3)
Common Stock, par value $0.001 per share	5,750,000	$16.00	$92,000,000	$2,825

(1)	Includes 750,000 shares the underwriters have an option to purchase to cover over-allotments, if any.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	$2,825 previously paid by the Registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purposes of this Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-141740) are to disclose the specific section under Rule 457 upon which the Company relies in calculating the registration fee on the front cover and to re-file Exhibits 5.1, 10.22 and 23.1 to the Registration Statement. Accordingly, a preliminary prospectus has been omitted from this filing. No changes have been made to the preliminary prospectus pursuant to this Amendment No. 5 to the Registration Statement. Accordingly, the preliminary prospectus has been omitted from this filing.

PART II

Information not required in prospectus

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by comScore, Inc. in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC Registration Fee, the NASD filing fee and The NASDAQ Global Market listing fee.

Amount to be Paid

Securities and Exchange Commission registration fee	$2,825
NASD filing fee	9,700
The NASDAQ Global Market listing fee	100,000
Blue Sky fees and expenses	10,000
Printing and engraving expenses	250,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	1,300,000
Transfer agent and registrar fees	10,000
Miscellaneous	117,475

Total	$3,000,000

ITEM 14.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article X of our amended and restated certificate of incorporation authorizes us to provide for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of our bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We have entered into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

ITEM 15.	Recent Sales of Unregistered Securities

In the past three years, we have issued and sold the following securities as adjusted for the 1-for-5 stock split:

1. From December 7, 1999 through the date hereof, we have granted options to purchase 6,960,107 shares of our Common Stock at a weighted average exercise price of $1.79 per share. As of the date hereof, these options had been exercised for 2,117,663 shares at prices ranging from $0.25 to $10.00 per share, and 2,726,844 of these options had been cancelled or otherwise returned to our 1999 Stock Plan at prices ranging from $0.25 to $10.00 per share.

2. On March 25, 2007, we awarded an aggregate of 590,050 shares of our restricted stock to certain of our named executive officers and our employees based upon the recommendations of our compensation committee. The Company has a right of repurchase on such units that lapses at a rate of twenty-five percent of the total award at the end of each year following the date of award, provided that the employee continues to be a service provider of the Company. In the event that an employee terminates their employment with the Company, any shares that remain unvested shall be automatically reacquired by the Company at the original purchase price paid by the employee.

3. On March 25, 2007, we awarded restricted stock units that may be settled for an aggregate of 52,850 of our common stock to certain of our employees based upon the recommendations of our compensation committee. The Company has a right of repurchase on such units that lapses at a rate of twenty-five percent of the total award at the end of each year following the date of the award, provided that the employee continues to be a service provider of the Company. In the event that an employee terminates their employment with the Company, any units that remain unvested shall be automatically reacquired by the Company.

4. On April 10, 2007, we awarded an aggregate of 44,900 shares of our restricted stock to certain of our employees based upon the recommendations of our compensation committee. The Company has a right of repurchase on such shares that lapses at a rate of twenty-five percent of the total award at the end of each year following the date of the award, provided that the employee continues to be a service provider of the Company. In the event that an employee terminates their employment with the Company, any shares that remain unvested and consequently subject to the right of repurchase shall be automatically reacquired by the Company at the original purchase price paid by the employee.

5. On May 15, 2007, we sold 20,000 shares of our common stock to one of our directors, Mr. William Henderson, pursuant to the exercise of a warrant granted to Mr. Henderson on June 26, 2001.

6. In April 2005, we issued a warrant to purchase 13,637 shares of our common stock at a price of $5.50 per share. That warrant has not been exercised as of the date hereof.

7. On July 28, 2004, we acquired all the outstanding stock of Denaro and Associates, Inc., otherwise known as Q2 Brand Intelligence, Inc. (Q2). Pursuant to the terms of the acquisition, we paid $873,000 in cash and issued 212,000 shares of our common stock, valued at the time at an estimated $2.4 million, to the former sole stockholder of Q2. Such shares are subject to a restricted stock agreement that includes a put right at a pice of $12.50 per share to be effective for a ninety-day period beginning on July 28, 2007.

8. On January 4, 2005, we acquired the assets and certain liabilities of SurveySite Inc. (SurveySite). Pursuant to the terms of the acquisition, we paid $1.7 million in cash, $135 thousand in additional consideration and issued 135,635 shares of our common stock, valued at the time at an estimated $1.6 million, to the two stockholders of SurveySite. Such shares are subject to a restricted stock agreement that includes a put right at a price of $13.35 per share to be effective for a ninety-day period beginning on January 5, 2008.

The sales of the above securities were deemed to be exempt from registration under the Securities Act with respect to items 1, 2, 3, 4 and 5 above in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701, and with respect to items 1 through 8 above also in reliance on Section 4(2) of the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

(b) Financial Statement Schedule

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	As of December 31,			As of March 31,
	2004	2005	2006	2007
		(In thousands)		(Unaudited)

Allowance for Doubtful Accounts
Beginning Balance	$(298)	$(102)	$(185)	$(188)
Additions	(12)	(90)	(212)	(54)
Reductions	208	7	209	7

Ending Balance	$(102)	$(185)	$(188)	$(235)

Deferred Tax Valuation Allowance
Beginning Balance	$(32,698)	$(33,056)	$(36,139)	$(33,746)
Additions	(358)	(3,083)	—	—
Reductions	—	—	2,393	638

Ending Balance	$(33,056)	$(36,139)	$(33,746)	$(33,108)

Report of Independent Registered Public Accounting Firm

Board of Directors
comScore, Inc.

We have audited the consolidated financial statements of comScore, Inc. as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, and have issued our report thereon dated March 29, 2007 (except for Note 15, as to which the date is June 21, 2007) (including elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of Form S-1 of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                               /s/ Ernst & Young LLP

McLean, VA
March 29, 2007, except for Note 15, as to which the date is June 21, 2007

ITEM 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, Commonwealth of Virginia, on the twenty-sixth day of June, 2007.

comScore, Inc.

By:	/s/ Magid M. Abraham
Magid M. Abraham, Ph.D.
President, Chief Executive
Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ Magid M. Abraham Magid M. Abraham, Ph.D.		President, Chief Executive Officer (Principal Executive Officer) and Director	June 26, 2007

/s/ John M. Green John M. Green		Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2007

* Gian M. Fulgoni		Executive Chairman of the Board of Directors	June 26, 2007

* Thomas D. Berman		Director	June 26, 2007

* Bruce Golden		Director	June 26, 2007

* William J. Henderson		Director	June 26, 2007

* Ronald J. Korn		Director	June 26, 2007

* Frederick R. Wilson		Director	June 26, 2007

*By:	/s/ Magid M. Abraham Magid M. Abraham, Ph.D. Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1*	Amended and Restated Certificate of Incorporation to be effective immediately prior to the offering
3	.2*	Amended and Restated Bylaws currently in effect
3	.3*	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of the offering)
3	.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of the offering)
4	.1*	Specimen Common Stock Certificate
4	.2*	Fourth Amended and Restated Investor Rights Agreement by and among comScore Networks, Inc. and certain holders of preferred stock, dated August 1, 2003
4	.3*	Warrant to purchase 46,551 shares of Series B Convertible Preferred Stock, dated June 9, 2000
4	.4*	Warrant to purchase 20,100 shares of common stock, dated July 31, 2000
4	.5*	Warrant to purchase 9,694 shares of Series B Convertible Preferred Stock, dated September 29, 2000
4	.6*	Warrant to purchase 100,000 shares of common stock, dated June 26, 2001
4	.7*	Warrant to purchase 10,000 shares of common stock, dated November 30, 2001
4	.8*	Warrant to purchase 12,000 shares of common stock, dated July 3, 2002
4	.9*	Warrant to purchase 36,127 shares of Series D Convertible Preferred Stock, dated July 31, 2002
4	.10*	Warrant to purchase 108,382 shares of Series D Convertible Preferred Stock, dated July 31, 2002
4	.11*	Warrant to purchase 45,854 shares of Series D Convertible Preferred Stock, dated December 5, 2002
4	.12*	Warrant to purchase 100,000 shares of common stock, dated June 24, 2003
4	.13*	Warrant to purchase 240,000 shares of Series E Convertible Preferred Stock, dated December 19, 2003
4	.14*	Warrant to purchase 68,182 shares of common stock, dated April 29, 2005
4	.15*	Stock Restriction and Put Right Agreement by and between comScore Networks, Inc. and Lawrence Denaro, dated July 28, 2004
4	.16*	Stock Restriction and Put Right Agreement by and among comScore Networks, Inc., 954253 Ontario, Inc. and Rice and Associates Advertising Consultants, Inc., dated January 1, 2005
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10	.1*	Form of Indemnification Agreement for directors and executive officers
10	.2*	1999 Stock Plan
10	.3*	Form of Stock Option Agreement under 1999 Stock Plan
10	.4*	Form of Notice of Grant of Restricted Stock Purchase Right under 1999 Stock Plan
10	.5*	Form of Notice of Grant of Restricted Stock Units under 1999 Stock Plan
10	.6*	2007 Equity Incentive Plan
10	.7*	Form of Notice of Grant of Stock Option under 2007 Equity Incentive Plan
10	.8*	Form of Notice of Grant of Restricted Stock under 2007 Equity Incentive Plan
10	.9*	Form of Notice of Grant of Restricted Stock Units under 2007 Equity Incentive Plan
10	.10*	Stock Option Agreement with Magid M. Abraham, dated December 16, 2003
10	.11*	Stock Option Agreement with Gian M. Fulgoni, dated December 16, 2003
10	.12*	Lease Agreement by and between comScore Networks, Inc. and Comstock Partners, L.C., dated June 23, 2003, as amended
10	.13*	Separation Agreement with Sheri L. Huston, dated February 28, 2006
10	.14*	Letter Agreement with John M. Green, dated May 8, 2006
10	.15*	Letter Agreement with Gregory Dale, dated September 27, 1999
10	.16*	Letter Agreement with Christiana Lin, dated December 29, 2003
10	.17*	Asset Purchase Agreement by and among SurveySite Inc., comScore Networks, Inc., comScore Canada, Inc. and certain other parties, dated December 16, 2004

Exhibit
Number		Description

10	.18*	Agreement and Plan of Merger and Reorganization by and among comScore Networks, Inc., comScore Acquisition Holding Company, Denaro and Associates, Inc. and Lawrence Denaro, dated July 28, 2004
10	.19*	Letter Agreement by and between comScore, Inc. and 11465 SH I, LC, dated June 4, 2007
10	.20*	Amendment, Waiver and Termination Agreement by and among comScore, Inc. and certain holders of preferred stock, dated June 8, 2007
10	.21*	Letter Agreement by and between comScore, Inc. and Citadel Equity Fund Ltd. dated May 25, 2007
10	.22†	Licensing and Services Agreement, as amended, by and between Citadel Investment Group, L.L.C. and comScore Networks, Inc., dated August 1, 2003
21	.1*	List of Subsidiaries
23.1		Consent of Ernst & Young LLP
23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24	.1*	Power of Attorney

*	Previously filed

†	Confidential treatment requested